Exhibit 5.1

BACCHUS LAW GROUP	1511 West 40th Avenue
Corporate and Securities Law	Vancouver, BC V6M 1V7
Tel 604.732.4804
Fax 604.408.5177

February 7, 2006

Board of Directors
Garuda Capital Corp.

Gentlemen:

Re:	Garuda Capital Corp.
Registration Statement on Form S-8

You have requested my opinion as to the legality of the issuance by Garuda Capital Corp. (the "Corporation") of up to 13,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about February 7, 2006.

Pursuant to your request I have reviewed and examined:

1.	The Articles of Incorporation of the Corporation, as amended;

2.	The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.	The Minutes of the Corporation authorizing the Garuda’s 2005 Incentive Stock Option Plan and 2006 Non-Qualified Stock Compensation Plan (together, the “Stock Plans”);

4.	The Registration Statement;

5.	The Corporation's Stock Plans covered by the Registration Statement; and

6.	Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

This opinion is furnished by me as counsel to the Corporation and is solely for your benefit. Notwithstanding the above, I consent to the use of this opinion in the Registration Statement. Please do not hesitate to contact me if you have any questions or comments.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny O. Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC